SIXTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER


   Harris Trust and Savings Bank
   111 West Monroe Street
   Chicago, Illinois

   Gentlemen:

        The undersigned, BADGER PAPER MILLS, INC., a Wisconsin corporation ("Badger"), and PLASTECHS, INC., a Wisconsin corporation ("PlasTechs") (collectively, Badger and PlasTechs are hereinafter sometimes referred to as "Borrowers"), refers to the Credit Agreement dated as of June 30, 1993, as amended from time to time (the "Agreement") and currently in effect between the Borrowers and you (the "Bank"). All capitalized terms used herein without definition shall have the same meanings as they have in the Agreement.

        The Borrowers hereby apply to the Bank for certain modifications to the Agreement and the Borrowers' borrowing arrangements with the Bank, and for the waiver of certain covenants of the Agreement.

   1.   AMENDMENT.

        Upon your acceptance hereof in the space provided for that purpose below, the Agreement shall be and hereby is amended as follows:

        (a) Section 7.7 of the Agreement is hereby amended in its entirety to read as follows:

             Section 7.7. Consolidated Tangible Net Worth. Badger will, as of the last day of each fiscal month ending during each of the periods specified below maintain Consolidated Tangible Net Worth at not less than:
                                                          CONSOLIDATED
                                                          TANGIBLE NET
                                                           WORTH SHALL
            FROM AND                 TO AND                NOT BE LESS
           INCLUDING                INCLUDING                 THAN

          July 1, 1996            June 29, 1997             $17,300,000
         June 30, 1997          December 30, 1997            18,500,000
       December 31, 1997          June 29, 1998              20,000,000
         June 30, 1998          December 30, 1998            22,000,000
       December 31, 1998           Thereafter                24,500,000

        (b) Section 7.13 of the Agreement is hereby amended in its entirety to read as follows:

             Section 7.13. Capital Expenditures. Badger will not, nor will it permit any Subsidiary to, expend or become obligated for Capital Expenditures in an aggregate amount in excess of the following:

             Fiscal Year 1996  . . . . . . . . . . .   $11,000,000
             Fiscal Year 1997  . . . . . . . . . . .     8,000,000
             Fiscal Year 1998  . . . . . . . . . . .     6,000,000
             Fiscal Year 1999  . . . . . . . . . . .     4,000,000

        (c) Section 7.15 of the Agreement is hereby amended in its entirety to read as follows:

             Section 7.15. Dividends and Certain Other Restricted Payments. Badger will not, without the prior written consent of the Lenders, declare or pay any dividends on or make any other distributions in respect of any class of its capital stock (other than dividends payable solely in its capital stock) and no Borrower will directly or indirectly or through any Subsidiary purchase, redeem or otherwise acquire or retire any of its capital stock (all such payments and distributions are collectively referred to as "Restricted Payments"); provided, however, Badger may declare and make Restricted Payments only after July 1, 1996 so long as (i) no Default or Event of Default exists prior to or would result after giving effect to any such Restricted Payments; and (ii) after giving effect to any such Restricted Payments made during the period (taken as a single accounting period) commencing July 1, 1996 and ending on the last day of the most recent fiscal month for which financial statements have been delivered shall not exceed 33% of the Consolidated Net Income for such period; notwithstanding, Badger may make a Restricted Payment up to $150,000.

        (d)  Section 10 of the Agreement is hereby amended as follows:

             The definition of "Termination Date" appearing in Section 10 of the Agreement is hereby amended by deleting the date "April 30, 1998" appearing therein and inserting in its place the date "April 30, 1999".


   2.   WAIVER.

        Badger has indicated that as of June 30, 1996 it was not in compliance with the terms of the Agreement as follows and upon satisfaction of the conditions precedent set forth in Section 3 hereof:

             (a) As of such date, Badger's Tangible Net Worth was $19,452,722. Section 7.7 of the Agreement requires Badger maintain a Consolidated Net Worth of not less than $20,000,000. The Bank hereby waives non-compliance by the Borrowers with Section 7.7 of the Agreement for the period ending June 30, 1996 through the effective date of this Amendment.

             (b) As of such date, Badger exceeded the Restricted Payment by $622,671. The Bank hereby waives non-compliance by the Borrowers with Section 7.15 of the Agreement for the period ending June 30, 1996 through the effective date of this Amendment.

             (c) The waiver contained in Sections 2(a) and 2(b) of this Amendment is limited to matters set forth in those Sections, and the Borrowers agree that they remain obligated to comply with the terms of the Agreement, including Sections 7.7 and 7.15 of the Agreement, and that the Bank shall not be obligated in the future to waive any provision of the Agreement.


   3.   CONDITIONS PRECEDENT.

        The effectiveness of this Sixth Amendment is subject to the satisfaction of all of the following conditions precedent:

             (a) The Borrowers and the Bank shall have executed this Sixth Amendment.

             (b) The Bank shall have received copies executed or certified (as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery hereof and the other instruments and documents contemplated hereby.

             (c) All legal matters incident to the execution and delivery hereof and of the instruments and documents contemplated hereby shall be satisfactory to the Bank and its counsel.


   4.   REPRESENTATIONS.

        In order to induce the Bank to execute and deliver this Sixth Amendment, the Borrowers hereby represent to the Bank that as of the date hereof and as of the time that this Sixth Amendment becomes effective, each of the representations and warranties set forth in Section 5 of the Agreement are and shall be and remain true and correct (except that the representations contained in Section 5 shall be deemed to refer to the most recent financial statements of the Borrowers delivered to the Bank) and the Borrowers are in full compliance with all of the terms and conditions of the Agreement and no Default as defined in the Agreement as amended hereby nor any Event of Default as so defined, shall have occurred and be continuing or shall arise after giving effect to this Sixth Amendment.


   5.   MISCELLANEOUS.

        (a) Collateral Security Unimpaired. The Borrowers hereby agree that notwithstanding the execution and delivery hereof, the Collateral Documents shall be and remain in full force and effect and that any rights and remedies of the Bank thereunder, obligations of the Borrowers thereunder and any liens or security interests created or provided for thereunder shall be and remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interest created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect hereto.

        (b) Effect of Amendment. Except as specifically amended and modified hereby, the Agreement shall stand and remain unchanged and in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in any note, instrument or other document making reference to the Agreement, any reference to the Agreement in any of such to be deemed to be a reference to the Agreement as amended hereby.

        (c) Costs and Expenses. The Borrowers agree to pay on demand all out-of-pocket costs and expenses incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Sixth Amendment and the documents and transactions contemplated hereby, including the fees and expenses of counsel to the Bank with respect to the foregoing.

        (d) Counterparts; Governing Law. This Sixth Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be an original but all of which to constitute one and the same agreement. This Agreement shall be governed by the internal laws of the State of Illinois.

        Dated as of August 9, 1996.

                                      BADGER PAPER MILLS, INC.



                                      By:  _________________________________
                                           Its: ___________________________



                                      PLASTECHS, INC.



                                      By:  _________________________________
                                           Its: ___________________________



        Accepted and agreed to at Chicago, Illinois, as of the date and year last above written.

                                      HARRIS TRUST AND SAVINGS BANK



                                      By:  _________________________________
                                           Its: Vice President